EXHIBIT 99








                        AGREEMENT AND PLAN OF MERGER

                         DATED AS OF MARCH 11, 1998

                               BY AND BETWEEN

                            MHD ACQUISITION CORP.

                                     AND

                                PORTEC, INC.

                              TABLE OF CONTENTS


   ARTICLE 1  THE MERGER . . . . . . . . . . . . . . . . . . . . . .    9
        SECTION 1.1  THE MERGER  . . . . . . . . . . . . . . . . . .    9
        SECTION 1.2  CLOSING . . . . . . . . . . . . . . . . . . . .    9
        SECTION 1.3  EFFECTIVE TIME  . . . . . . . . . . . . . . . .   10
        SECTION 1.4  CERTIFICATE OF INCORPORATION  . . . . . . . . .   10
        SECTION 1.5  BY-LAWS . . . . . . . . . . . . . . . . . . . .   10
        SECTION 1.6  DIRECTORS . . . . . . . . . . . . . . . . . . .   10
        SECTION 1.7  OFFICERS  . . . . . . . . . . . . . . . . . . .   10
        SECTION 1.8  EFFECT OF MERGER ON ACQUIROR CAPITAL STOCK  . .   10
        SECTION 1.9  CONVERSION OF COMMON SHARES . . . . . . . . . .   10
             Section 1.9.1  OUTSTANDING COMMON SHARES  . . . . . . .   10
             Section 1.9.2  TREASURY SHARES  . . . . . . . . . . . .   11
        SECTION 1.10  EXCHANGE OF CERTIFICATES AND RELATED MATTERS .   11
             Section 1.10.1 PAYING AGENT . . . . . . . . . . . . . .   11
             Section 1.10.2 EXCHANGE PROCEDURES  . . . . . . . . . .   11
             Section 1.10.3 LETTER OF TRANSMITTAL  . . . . . . . . .   12
             Section 1.10.4 NO FURTHER OWNERSHIP RIGHTS IN SHARES  .   12
             Section 1.10.5 TERMINATION OF PAYMENT FUND  . . . . . .   12
             Section 1.10.6 NO LIABILITY . . . . . . . . . . . . . .   13
        SECTION 1.11 STOCK OPTIONS.  . . . . . . . . . . . . . . . .   13
        SECTION 1.12 DISSENTING SHARES . . . . . . . . . . . . . . .   13
        SECTION 1.13 FURTHER ASSURANCES  . . . . . . . . . . . . . .   14

   ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . .   14
        SECTION 2.1 ORGANIZATION, STANDING AND CORPORATE POWER . . .   14
        SECTION 2.2 CAPITAL STRUCTURE  . . . . . . . . . . . . . . .   15
        SECTION 2.3 SUBSIDIARIES . . . . . . . . . . . . . . . . . .   15
        SECTION 2.4 AUTHORITY; NONCONTRAVENTION  . . . . . . . . . .   16
        SECTION 2.5 SEC DOCUMENTS  . . . . . . . . . . . . . . . . .   17
        SECTION 2.6  ABSENCE OF CERTAIN CHANGES OR EVENTS  . . . . .   18
        SECTION 2.7  ABSENCE OF UNDISCLOSED LIABILITIES  . . . . . .   19
        SECTION 2.8  BENEFIT PLANS . . . . . . . . . . . . . . . . .   19
        SECTION 2.9  TAXES . . . . . . . . . . . . . . . . . . . . .   21
        SECTION 2.10  COMPLIANCE WITH APPLICABLE LAWS  . . . . . . .   22
        SECTION 2.11  OPINION OF FINANCIAL ADVISOR . . . . . . . . .   23
        SECTION 2.12  BROKERS  . . . . . . . . . . . . . . . . . . .   23
        SECTION 2.13  ENVIRONMENTAL  . . . . . . . . . . . . . . . .   23
        SECTION 2.14  LITIGATION . . . . . . . . . . . . . . . . . .   25
        SECTION 2.15  LABOR RELATIONS  . . . . . . . . . . . . . . .   25
        SECTION 2.16  CONTRACTS  . . . . . . . . . . . . . . . . . .   25
        SECTION 2.17  INTELLECTUAL PROPERTY. . . . . . . . . . . . .   26
        SECTION 2.18  REAL ESTATE  . . . . . . . . . . . . . . . . .   26
        SECTION 2.19  VOTING REQUIREMENTS  . . . . . . . . . . . . .   26

   ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF ACQUIROR . . . . . .   27
        SECTION 3.1  ORGANIZATION, STANDING AND CORPORATE POWER  . .   27
        SECTION 3.2  AUTHORITY; NONCONTRAVENTION . . . . . . . . . .   27
        SECTION 3.3  FINANCING . . . . . . . . . . . . . . . . . . .   28
        SECTION 3.4  BROKERS . . . . . . . . . . . . . . . . . . . .   28

   ARTICLE 4  ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . .   28
        SECTION 4.1  PREPARATION OF PROXY STATEMENT. . . . . . . . .   28
             Section 4.1.1  PROXY STATEMENT  . . . . . . . . . . . .   28
             Section 4.1.2  COMPANY INFORMATION  . . . . . . . . . .   29
             Section 4.1.3  ACQUIROR INFORMATION . . . . . . . . . .   29
        SECTION 4.2  MEETING OF STOCKHOLDERS . . . . . . . . . . . .   29
        SECTION 4.3  ACCESS TO INFORMATION; CONFIDENTIALITY  . . . .   29
        SECTION 4.4  REASONABLE EFFORTS  . . . . . . . . . . . . . .   30
        SECTION 4.5  PUBLIC ANNOUNCEMENTS  . . . . . . . . . . . . .   30
        SECTION 4.6  ACQUISITION PROPOSALS . . . . . . . . . . . . .   30
        SECTION 4.7  FIDUCIARY DUTIES  . . . . . . . . . . . . . . .   32
        SECTION 4.8  FILINGS; OTHER ACTION . . . . . . . . . . . . .   32
        SECTION 4.9  INDEMNIFICATION . . . . . . . . . . . . . . . .   33
        SECTION 4.10  FAILURE TO CLOSE . . . . . . . . . . . . . . .   33
        SECTION 4.11  FINANCING COMMITMENTS  . . . . . . . . . . . .   34

   ARTICLE 5   COVENANTS  RELATING TO CONDUCT  OF BUSINESS  PRIOR TO
        MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
        SECTION 5.1  CONDUCT OF BUSINESS BY THE COMPANY  . . . . . .   34
        SECTION 5.2  MANAGEMENT OF THE COMPANY AND SUBSIDIARIES  . .   36
        SECTION 5.3  CONDUCT OF BUSINESS BY ACQUIROR . . . . . . . .   36
        SECTION 5.4  OTHER ACTIONS . . . . . . . . . . . . . . . . .   37
        SECTION 5.5  NOTIFICATION  . . . . . . . . . . . . . . . . .   37

   ARTICLE 6  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . .   37
        SECTION 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT
             THE MERGER  . . . . . . . . . . . . . . . . . . . . . .   37
             Section 6.1.1  STOCKHOLDER APPROVAL . . . . . . . . . .   37
             Section 6.1.2  GOVERNMENTAL AND REGULATORY CONSENTS . .   37
             Section 6.1.3  HSR ACT  . . . . . . . . . . . . . . . .   38
             Section 6.1.4  NO PROCEEDINGS . . . . . . . . . . . . .   38
             Section 6.1.5  FINANCING  . . . . . . . . . . . . . . .   38
        SECTION 6.2  CONDITIONS TO OBLIGATIONS OF ACQUIROR . . . . .   38
             Section 6.2.1  REPRESENTATIONS AND WARRANTIES . . . . .   38
             Section  6.2.2    PERFORMANCE  OF  OBLIGATIONS  OF  THE
                  COMPANY  . . . . . . . . . . . . . . . . . . . . .   38
             Section 6.2.3.  THIRD PARTY APPROVALS . . . . . . . . .   38
             Section 6.2.4  NO MATERIAL ADVERSE EFFECT . . . . . . .   38
        SECTION 6.3  CONDITIONS TO OBLIGATION OF THE COMPANY . . . .   38
             Section 6.3.1  REPRESENTATIONS AND WARRANTIES . . . . .   39
             Section 6.3.2  PERFORMANCE OF OBLIGATIONS OF ACQUIROR .   39

   ARTICLE 7  TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . .   39
        SECTION 7.1  TERMINATION . . . . . . . . . . . . . . . . . .   39
        SECTION 7.2  EFFECT OF TERMINATION . . . . . . . . . . . . .   41
        SECTION 7.3  AMENDMENT . . . . . . . . . . . . . . . . . . .   42
        SECTION 7.4  EXTENSION; WAIVER . . . . . . . . . . . . . . .   43
        SECTION 7.5  PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION
             OR WAIVER . . . . . . . . . . . . . . . . . . . . . . .   43

   ARTICLE 8  SURVIVAL OF PROVISIONS . . . . . . . . . . . . . . . .   43
        SECTION 8.1  SURVIVAL  . . . . . . . . . . . . . . . . . . .   43

   ARTICLE 9 NOTICES . . . . . . . . . . . . . . . . . . . . . . . .   43
        SECTION 9.1  NOTICES . . . . . . . . . . . . . . . . . . . .   43

   ARTICLE 10  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . .   45
        SECTION 10.1  ENTIRE AGREEMENT . . . . . . . . . . . . . . .   45
        SECTION 10.2  EXPENSES . . . . . . . . . . . . . . . . . . .   45
        SECTION 10.3  COUNTERPARTS . . . . . . . . . . . . . . . . .   45
        SECTION 10.4  NO THIRD PARTY BENEFICIARY . . . . . . . . . .   45
        SECTION 10.5  GOVERNING LAW  . . . . . . . . . . . . . . . .   45
        SECTION 10.6  ASSIGNMENT; BINDING EFFECT . . . . . . . . . .   45
        SECTION 10.7  DISCLOSURE SCHEDULE  . . . . . . . . . . . . .   46
        SECTION 10.8  ENFORCEMENT OF THIS AGREEMENT  . . . . . . . .   46
        SECTION 10.9  HEADINGS, GENDER, ETC  . . . . . . . . . . . .   46

                        AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of March 11, 1998 by and between MHD Acquisition Corp., a Delaware corporation ("Acquiror"), and Portec, Inc., a Delaware corporation (the "Company").

                                  PREAMBLE

        WHEREAS, the respective Boards of Directors of Acquiror and the Company have determined that the Merger (as defined in Section 1.1) is in the best interests of their respective stockholders and have approved the Merger, upon the terms and subject to the conditions set forth herein;

        WHEREAS, Acquiror and the Company desire to make certain representations, warranties, covenants and agreements in connection with such Merger; and

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE 1

                                 THE MERGER

        SECTION 1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Acquiror shall be merged with and into the Company (the "Merger"), in accordance with the Delaware General Corporation Law (the "Delaware Code"), and the separate corporate existence of Acquiror shall cease and the Company shall continue as the surviving corporation under the laws of the State of Delaware (as such, the "Surviving Corporation") with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the Delaware Code. The Merger shall have the effects set forth in the Delaware Code.

        SECTION 1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, the closing of the Merger (the "Closing") will take place at 9:00 a.m. on the first business day following the date on which the last of the conditions set forth in Section 6.1 shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Schiff Hardin & Waite, 7200 Sears Tower, 233 Wacker Drive, Chicago, Illinois 60606, unless another date, time or place is agreed to in writing by the parties hereto.

        SECTION 1.3 EFFECTIVE TIME. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing (or on such other date as Acquiror and the Company may agree) a certificate of merger or other appropriate documents, mutually satisfactory in form and substance to Acquiror and the Company and executed in accordance with the relevant provisions of the Delaware Code, and make all other filings or recordings required under the Delaware Code in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").

        SECTION 1.4 CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable law.

        SECTION 1.5 BY-LAWS. The By-Laws of Acquiror, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the By-Laws or the Certificate of Incorporation of the Surviving
   Corporation.

        SECTION 1.6  DIRECTORS. The directors of Acquiror at the
   Effective Time shall be the directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation, or as otherwise provided by law.

        SECTION 1.7 OFFICERS. The officers of Acquiror at the Effective Time shall be the officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation, or as otherwise provided by law.

        SECTION 1.8 EFFECT OF MERGER ON ACQUIROR CAPITAL STOCK. Each share of capital stock of Acquiror issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

        SECTION 1.9  CONVERSION OF COMMON SHARES.

             Section 1.9.1 OUTSTANDING COMMON SHARES. Subject to the other provisions of this Section 1.9, each share of common stock, $1.00 par value, of the Company (the "Common Shares") issued and outstanding immediately prior to the Effective Time (other than shares held as treasury shares by the Company and Dissenting

        Shares (as defined in Section 1.12)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $16.00 in cash, without interest (the "Merger Consideration").

             Section 1.9.2 TREASURY SHARES. Each Common Share issued and outstanding immediately prior to the Effective Time which is then held as a treasury share by the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, be cancelled and retired and cease to exist, without any conversion thereof.

        SECTION 1.10  EXCHANGE OF CERTIFICATES AND RELATED MATTERS.

             Section 1.10.1 PAYING AGENT. At the Effective Time, Acquiror shall cause the Surviving Corporation to deposit with a paying agent appointed by the Company and reasonably acceptable to Acquiror (the "Paying Agent"), for the benefit of the holders of Common Shares, cash in an aggregate amount equal to the aggregate Merger Consideration (such amount being sometimes hereinafter referred to as the "Payment Fund").

             Section 1.10.2 EXCHANGE PROCEDURES. Upon surrender to the Paying Agent for cancellation of a certificate which immediately prior to the Effective Time represented Common Shares, together with a letter of transmittal and such other customary documents as may be required by the instructions to the letter of transmittal (collectively, the "Certificate") and acceptance thereof by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the number of Common Shares previously represented by such Certificate shall have been converted pursuant to Section
        1.9.1. The Paying Agent shall accept such Certificate upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate representing Common Shares surrendered in exchange therefor is registered on the record books of the Company, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of any Certificate representing Common Shares and if any such Certificate is presented to the Company for transfer, it shall be cancelled against delivery of the

        Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 1.10.2, each Certificate representing Common Shares (other than a Certificate representing Common Shares to be cancelled in accordance with Section 1.9.2), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon.

             Section 1.10.3 LETTER OF TRANSMITTAL. Promptly after the Effective Time (but in no event more than five business days thereafter), the Surviving Corporation shall require the Paying Agent to mail to each record holder of Certificates that immediately prior to the Effective Time represented Common Shares which have been converted pursuant to Section 1.9, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of Certificates representing Common Shares to the Paying Agent and shall be in such form and have such provisions as the Surviving Corporation reasonably may specify) and instructions for use in surrendering such Certificates and receiving the Merger Consideration to which such holder shall be entitled therefor pursuant to Section 1.9. The Surviving Corporation also shall require the Paying Agent to have such letter of transmittal and instructions available at its offices immediately after the Effective Date in order to accommodate record holders of Certificates desiring to receive the Merger Consideration at the earliest possible date.

             Section 1.10.4 NO FURTHER OWNERSHIP RIGHTS IN SHARES. The Merger Consideration paid upon the surrender for exchange of Certificates representing Common Shares in accordance with the terms of this Article I shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Common Shares theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by the Company on such Common Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

             Section 1.10.5 TERMINATION OF PAYMENT FUND. Any portion of the Payment Fund which remains undistributed to the holders of the Certificates representing Common Shares for 120 days after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Common Shares who have not theretofore complied with this Article I shall thereafter look only to Acquiror and only as general creditors thereof for payment, without interest, of their claim for any Merger Consideration with respect to their Common Shares.

             Section 1.10.6 NO LIABILITY. None of Acquiror, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing Common Shares shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.4)), any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of all claims or interest of any person previously entitled thereto.

        SECTION 1.11 STOCK OPTIONS. Immediately prior to the Effective Time, each outstanding option to purchase Common Shares (each, a "Stock Option") granted under the 1988 Portec, Inc. Employees' Stock Benefit Plan (the "Plan") or pursuant to any other stock option plan or agreement entered into by the Company with any employee or director of the Company or any Subsidiary (as defined in Section 2.3) thereof, whether or not then vested or exercisable, shall become vested, exercisable and cancelled, and each holder of a Stock Option shall be entitled to receive as soon as practicable thereafter from the Company in consideration for the cancellation of such Stock Option an amount in cash (less applicable withholding taxes) equal to the product of
   (i) the number of Common Shares previously subject to such Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Common Share previously subject to such Stock Option.

        SECTION 1.12 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, the Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing appraisal for such Common Shares in accordance with Section 262 of the Delaware Code and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights shall not be converted into or represent the right to receive the Merger Consideration ("Dissenting Shares"). Such stockholders shall be entitled to receive payment of the appraised value of such Common Shares held by them in accordance with the provisions of such
   Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Common Shares held by them under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in
   Section 1.10.2, of the Certificate or Certificates that formerly evidenced such Common Shares. The Company shall give Acquiror prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware law and received by the Company, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal, or settle or offer to settle, any such demands.

        SECTION 1.13 FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Company or Acquiror, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquiror, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such corporations, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such corporations and otherwise to carry out the purposes of this Agreement.

                                  ARTICLE 2

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Acquiror, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company (the "Disclosure Schedule") as follows:


        SECTION 2.1 ORGANIZATION, STANDING AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means with respect to the Company a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries (as defined in Section 2.3) taken as a whole. The Company has delivered to

   Acquiror complete and correct copies of its Certificate of Incorporation and By-Laws, as amended to the date of this Agreement.

        SECTION 2.2 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 10,000,000 Common Shares and 1,000,000 shares of preferred stock, without par value. At the close of business on March 10, 1998, (i) 4,449,601 Common Shares were issued and outstanding; (ii) no Common Shares were held as treasury stock; (iii) 719,657 Common Shares were reserved for issuance upon the exercise of Stock Options; and (iv) no shares of preferred stock were issued or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company may vote are issued or outstanding. Section 2.2 of the Disclosure Schedule sets forth the following information with respect to each Stock Option outstanding on the date hereof, (a) the name of the recipient, (b) the number of Common Shares subject to such Stock Option, and (c) the applicable exercise price for each Stock Option. Except as set forth above or in
   Section 2.2 of the Disclosure Schedule, the Company does not have any outstanding option, warrant, subscription or other right, agreement or commitment which either obligates the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of capital stock of the Company, or which restricts the transfer of Common Shares.

        SECTION 2.3 SUBSIDIARIES. (i) Section 2.3(i) of the Disclosure Schedule sets forth the name of each Subsidiary (as defined below) of the Company and the state or jurisdiction of its incorporation. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect. Each Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, "Subsidiary" means any corporation, partnership, joint venture or other legal entity and of which the Company (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote with respect to matters to be voted on in such corporation, partnership, joint venture or other legal entity.

   Except as disclosed in the Filed SEC Documents (as herein defined), the Company and its Subsidiaries are not subject to any material joint venture, joint operating or similar arrangement or any material shareholders agreement relating thereto.

        (ii) Section 2.3(ii) of the Disclosure Schedule sets forth, as to each Subsidiary, its authorized capital stock and the number of its issued and outstanding shares of capital stock. The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Subsidiaries, and no capital stock of any Subsidiary is or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of any Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it or by another wholly-owned Subsidiary thereof free and clear of all liens, claims, encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

        SECTION 2.4 AUTHORITY; NONCONTRAVENTION.   The Company has the
   requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the approval of its stockholders as set forth in Section 4.2. The Board of Directors of the Company has determined that the Merger is advisable and fair to and in the best interests of the stockholders of the Company and has approved (and has resolved to recommend to stockholders for approval) the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement has been duly executed and delivered by Acquiror, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as disclosed in Section 2.4 of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with or violate any of the provisions of the Certificate of Incorporation or By-Laws of the Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any loan agreement, note, indenture or other agreement, permit, concession, franchise, lease, contract, license or similar instrument, obligation or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, subject, in the case of clauses (ii) and (iii), to those conflicts, breaches, defaults and similar matters, which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, nor materially and adversely affect the Company's ability to consummate the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory body, court, agency, commission, division, department, public body or other authority (a "Governmental Entity") which has not been received or made, is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the Merger, (ii) the filing with the SEC of (x) a proxy statement relating to the approval by the stockholders of the Company of the Merger (the "Proxy Statement"), and (y) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.4 of the Disclosure Schedule.

        SECTION 2.5 SEC DOCUMENTS. The Company has timely filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal recurring adjustments).

        SECTION 2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Documents filed prior to the date hereof (the "Filed SEC Documents") or in Section 2.6 of the Disclosure Schedule or as otherwise contemplated or permitted by this Agreement, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its Subsidiaries have conducted their business only in the ordinary course (which conduct has not had a Material Adverse Effect), and except as otherwise expressly permitted by this Agreement, there has not been (i) any event, effect or change which has had or which would reasonably be expected to have a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock (other than regular quarterly cash dividends of $.08 per Common Share in accordance with usual record and payment dates and in accordance with the Company's present dividend policy), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv) (a) any granting by the Company or any of its Subsidiaries to any director, officer or other employee of the Company or any of its Subsidiaries of any increase in compensation, except in the case of employees in the ordinary course of business consistent with prior practice, or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (b) any granting by the Company or any of its Subsidiaries to any such director, officer or other employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (c) any entry by the Company or any of its Subsidiaries into any employment, severance, change of control, termination or similar agreement with any officer, director or other employee, (v) any change in the method of accounting or policy used by the Company or any of its Subsidiaries, except as disclosed in the financial statements included in the Filed SEC Documents, (vi) any loss or material interference with the Company's business or assets from fire, accident, flood or other casualty (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect; or (viii) any material increase in indebtedness.

        SECTION 2.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Filed SEC Documents or in Section 2.7 of the Disclosure Schedule or which were incurred after December 31, 1997 in the ordinary course of business (which has not had a Material Adverse Effect), or in connection with the transactions contemplated by this Agreement, the Company and its Subsidiaries (i) do not have any material liabilities or obligations (whether direct or indirect, contingent or otherwise) and (ii) have not entered into any material oral or written agreement or other transaction which has had or would reasonably be expected to have a Material Adverse Effect.

        SECTION 2.8 BENEFIT PLANS. Schedule 2.8 sets forth a complete and correct list of all Benefit Plans (as defined below). Except as disclosed in Section 2.8 of the Disclosure Schedule:

             (i) Each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (hereinafter a "Welfare Plan"), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, stock incentives, compensation, deferred compensation, severance, employment, consulting, vacation, bonus, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or any person or entity that together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") for the benefit of any present or former officers, employees, agents, directors or independent contractors (or their beneficiaries) of the Company or its Commonly Controlled Entities or with respect to which the Company or its Commonly Controlled Entities may have any liability (all the foregoing being herein called "Benefit Plans") has been administered in accordance with its terms. The Company, its Subsidiaries and all the Benefit Plans are in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), all other applicable laws and all applicable collective bargaining agreements. Complete and correct copies of all current and prior documents, including all amendments thereto, with respect to each Benefit Plan have been delivered to Acquiror.

             (ii) None of the Company or any Commonly Controlled Entity has incurred any liability to a Pension Plan covered by Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due) which liability has not been fully paid as of the date hereof. The aggregate present value of all benefits, including the maximum value of all subsidized benefits pursuant to each Benefit Plan covered by Title IV or ERISA, determined on an ongoing basis and on the basis of projected compensation for active participants, and earnings, mortality and other actuarial assumptions set forth in the most recent actuarial report for the Benefit Plan does not exceed the current fair market value of the Benefit Plan's assets. All contributions and other amounts payable as of the Effective Time by the Company or its Subsidiaries with respect to each Benefit Plan in respect of current or prior plan years have been either paid or accrued on the balance sheet of the Company or its Subsidiaries.

             (iii) No Commonly Controlled Entity is required to contribute to, or has or could have any liability with respect to, any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or could result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

             (iv) No matter is pending or, to the knowledge of the Company threatened, relating to any Benefit Plan before any court or governmental agency.

             (v) Neither the Company nor a Commonly Controlled Entity, nor any of their respective employees or directors, nor any fiduciary, has engaged in any transaction, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by the Company is contemplated herein, in violation of Section 406(a) or
        (b) of ERISA or which is a "prohibited transaction" (as defined in Section 4975(c)(i) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code or for which no administrative exemption has been granted under
        Section 408(a) of ERISA.

             (vi) The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, received favorable determination letters from the Internal Revenue Service and the Company believes such Plans and their related trusts continue to qualify and operate as designed. Any voluntary employee benefit association which provides benefits to current or former employees of the Company and its Subsidiaries, or their beneficiaries received a favorable determination letter from the Internal Revenue Service and the Company believes such associations continue to qualify and operate as designed. Each Benefit Plan which is intended to meet the requirements of

        Section 125 of the Code meets those requirements and each program of benefits for which employee contributions are provided pursuant to elections under any such Benefit Plan meets the requirements of the Code applicable thereto.

             (vii) Neither the Company nor any of its Subsidiaries has any liability (contingent or otherwise) under Section 4069,
        Section 4212(c) or Section 4062(c) of ERISA.

             (viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, as a result of such transactions or any event occurring thereafter (i) result in any payment becoming due to any employee (current, former or retired) director or consultant of the Company or its Subsidiaries, or to a trustee under any "rabbi trust" or similar arrangement, (ii) increase any benefits under any Benefit Plan or (iii) result in the acceleration of the time of payment of, vesting of or other rights with respect to any such benefits. Neither the Company nor any Subsidiary has made any payments or provided any compensation or benefits nor are they or any successor under any agreement, arrangement or Benefit Plan obligated to make any payments or provide any compensation or benefits, the deductibility of which may be limited by Section 280G or 162(m) of the Code. Neither the Company nor any Commonly Controlled Entity or any officer or employee thereof has made any promises, commitments or representations, whether legally binding or not, to create any additional benefit plan, agreement or arrangement, or modify or change any existing Benefit Plan. No event, condition or circumstance exists that would prevent the amendment or termination of any Benefit Plan.

        SECTION 2.9 TAXES. Except as disclosed in Section 2.9 of the Disclosure Schedule:

             (i) Each of the Company and its Subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired. All tax returns filed by the Company and each of its Subsidiaries are complete and accurate except to the extent that such failure to be complete and accurate would not have a Material Adverse Effect. The Company and each of its Subsidiaries has paid (or the Company has paid on the Subsidiaries' behalf) all taxes shown as due on such returns and all taxed required to be paid. The most recent financial statements contained in the SEC Documents reflect an adequate reserve for all taxes payable by the Company and the Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

             (ii) No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, and, except as set forth on Section 2.9 of the Disclosure Schedule, no requests for waivers of the time to assess any such taxes have been granted or are pending. The Federal income tax returns of the Company and each of its Subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service, or the statute of limitations on assessment or collection of any Federal income taxes due from the Company or the any of its Subsidiaries has expired, through such taxable years as are set forth in Section 2.9 of the Disclosure Schedule.

             (iii) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, premium, franchise, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature whatsoever and any interest, penalties, additional amounts and additions to taxes relating thereto.

             (iv) Neither the Company nor any of its Subsidiaries has made any election, filed any consent or entered into any agreement with respect to taxes that is not reflected on the federal income tax returns of the Company and its Subsidiaries for the three years ended December 31, 1996 (copies of which returns have been made available to Acquiror for review prior to the date of this Agreement) and that would reasonably be expected to be material to the Company and the Subsidiaries taken as a whole.

        SECTION 2.10 COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in Section 2.10 of the Disclosure Schedule:

             (i) The business of the Company and each of the Subsidiaries is being, and has been since December 31, 1995, conducted in compliance in all material respects with all applicable federal, state, local and foreign laws, statutes, ordinances, rules and regulations, decrees, judgments and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance in all material
        respects with such laws.   The assets, properties, facilities and
        operations of the Company and each of the Subsidiaries are in compliance in all material respects with all applicable laws relating to public and worker health and safety.

             (ii) The Company, and each of the Subsidiaries, has all licenses, permits, authorizations, franchises, and rights ("Licenses") which are necessary for it to own, lease or operate its properties and assets and to conduct its business as now conducted. The business of the Company and each of the Subsidiaries has been and is being conducted in compliance in all material respects with all such Licenses. All such Licenses are in full force and effect, and there is no proceeding or investigation pending or, to the knowledge of the Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such License.

        SECTION 2.11 OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Wasserstein Perella & Co., dated the date of the Board's approval of this Agreement, to the effect that, as of such date, the Merger Consideration to be received in the Merger is fair to the Company's stockholders from a financial point of view.

        SECTION 2.12 BROKERS. Except for Wasserstein Perella & Co., whose fees will be paid by the Company pursuant to its amended agreement with the Company (a copy of which has been or will be furnished to Acquiror), all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with Acquiror, and no person or entity is entitled to a finder's fee, brokerage commission, or similar payment in connection with the Merger.

        SECTION 2.13 ENVIRONMENTAL. Except as set forth in Section 2.13 of the Disclosure Schedule:

             (i) The operations and properties of the Company and the Subsidiaries (a) are in compliance in all material respects with all applicable Environmental Laws (as defined) and (b) have not generated, used, stored, transported, manufactured, released or disposed of any Hazardous Materials (as defined) on or off the Company's premises in material violation of Environmental Laws. No material expenditure will be required to comply with Environmental Laws in connection with the operation or continued operation of the business of the Company and the Subsidiaries after the Effective Date in a manner consistent with the current operation thereof by the Company and the Subsidiaries. To the knowledge of the Company and the Subsidiaries, no material expenditure will be required to remediate, clean up, abate or remove any Hazardous Materials on any of any real property owned, operated or leased by the Company or the Subsidiaries.

             (ii) There are no actions, complaints, citations, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or the Subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law or Environmental Permit (as defined below);

             (iii) The Company has provided or will provide Acquiror with copies of all environmental audits, assessments, studies, reports, analyses, investigation results or similar environmentally-related documents of any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries that are in the possession, custody or control of the Company or its subsidiaries.

             (iv) The Company has provided or will provide Acquiror with copies of all requests for information (and responses thereto), notices of violation, complaints, claims or other documents or correspondence related to or referring to any actual or alleged violations of Environmental Laws, including but not limited to the Federal Comprehensive Environmental, Response, Cleanup and Liability Act ("CERCLA") and similar state laws, at (a) any real property currently or formerly owned, operated or leased by the Company or any Subsidiaries, including but not limited to facilities located in Pittsburgh, Pennsylvania, Novi, Michigan and Troy, New York, or (b) at CERCLA or similar state sites at which the Company or any Subsidiaries are named as potentially responsible parties, or for which the Company or any Subsidiaries have received a CERCLA Section 122(c), Section 104(e) or similar notice or request for information.

             (v) The Company and Subsidiaries possess, and have maintained in full force and effect, all Environmental Permits required for the operation of their respective businesses, and are in compliance with the provisions of all such Environmental Permits. No modification, revocation, reissuance, alteration, transfer or amendment of any material Environmental Permit, or any review by, or approval of, any third party of any Environmental Permit is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

             (vi) The Company and the Subsidiaries have not contractually created or assumed any liabilities or obligations or indemnifications under any Environmental Laws at or related to any real property currently or formerly owned, operated or leased by the Company or any Subsidiaries.

             (vii) As used in this Section 2.13, each of the following terms shall have the following meanings: (a) "Environmental Law" means any applicable federal, state, local, or foreign law, statute, code, ordinance, rule, regulation or other requirement (including common law) relating to the environment (including air, soil, surface water, groundwater, drinking water, plant life and animal life), or public or employee health and safety; (b) "Environmental Permit" means any permit, consent, approval, authorization, license, variance, registration, identification number or permission required under or issued pursuant to any applicable Environmental Law or order, writ, injunction or decree; and (c) "Hazardous Materials" means any hazardous, toxic or dangerous substances, materials and wastes, including but not limited to naturally occurring or man-made petroleum or other hydrocarbons, flammable explosives, asbestos containing materials, urea formaldehyde insulation, radioactive materials, radioactive wastes, by-products and/or ores, polychlorinated biphenyls, pesticides, herbicides and any other pollutants or contaminants (including materials with hazardous constituents), sewage, sludge, industrial and/or mining slag, tailings, solvent and/or any other similar substance, material, or waste and including any other substances, materials or wastes regulated under Environmental Law.

        SECTION 2.14 LITIGATION. Except as set forth in the Filed SEC Documents or in Section 2.14 of the Disclosure Schedule: (i) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of its or their properties, assets or business, any Pension Plan or Welfare Plan ("Company Plan") or, to the knowledge of the Company, any of its or their current or former directors or officers, as such, that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
   (ii) there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of its or their properties, assets or business, any Company Plan or, to the knowledge of the Company, any of its or their current or former directors or officers, as such, that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge or the Company, threatened against the Company or any of its Subsidiaries, any of its or their properties, assets or business, any Company Plan or, to the knowledge of the Company, any of its or their current or former directors or officers, as such, relating to the transactions contemplated by this Agreement.

        SECTION 2.15  LABOR RELATIONS. Except as set forth in Section
   2.15 of the Disclosure Schedule:

             (i) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary and there are no known organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit.

             (ii) There are no strikes, slowdowns, work stoppages or material labor relations controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, and neither the Company nor any Subsidiary has experienced any such strike, slowdown, work stoppage or material controversy within the past three years.

        SECTION 2.16 CONTRACTS. Except as set forth in the Filed SEC Documents or as set forth in Section 2.16 of the Disclosure Schedule, there are no agreements, contracts or other instruments to which the Company is a party or by which the Company or any of its Subsidiaries or any of their assets is bound or affected that are material to the business, financial condition or results of operations of the Company or its Subsidiaries taken as a whole ("Company Agreements"). Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or default under any Company Agreements which are currently in effect, except for such breaches and defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in the Filed SEC Documents or as set forth in Section 2.16 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the Company or any such Subsidiary is entitled to conduct all or any material portion of the business of the Company or its Subsidiaries.

        SECTION 2.17  INTELLECTUAL PROPERTY.  Except as set forth in
   Section 2.17 of the Disclosure Schedule:

             (i) the Company and each Subsidiary has exclusive ownership of and title to each issued patent, pending patent application, registered trademark, registered trade name, registered service mark and registered copyright owned or used in the business of the Company and its Subsidiaries taken as a whole (collectively, the "Registered Intellectual Property"), and to the knowledge of the Company, the Company and each Subsidiary has ownership of and rights to use each material patent application, unregistered trademark application, unregistered trade name, unregistered service mark, unregistered copyright and other trade secret or other proprietary intellectual property (the "Other Intellectual Property" and collectively with the Registered Intellectual Property, the "Intellectual Property") owned or used in the business of the Company and its Subsidiaries taken as a whole.

             (ii) To the Company's knowledge, the use by the Company and each Subsidiary of such Intellectual Property does not infringe upon the rights of any other person, and no other person is infringing upon the rights of the Company or any Subsidiary in any such Intellectual Property, except for any such infringements, that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        SECTION 2.18 REAL ESTATE. The Company and its Subsidiaries do not own any real estate other than the premises identified in the Filed SEC Documents or as set forth in Section 2.18 of the Disclosure Schedule as being so owned. The Company and its Subsidiaries do not lease any real estate other than the premises identified in the Filed SEC Documents or as set forth in Section 2.18 of the Disclosure Schedule as being so leased.

        SECTION 2.19 VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Stockholders Meeting (as defined in Section 4.2) is the only vote of the holders of any class of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

                                  ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF ACQUIROR

        Acquiror represents and warrants to the Company as follows:

        SECTION 3.1  ORGANIZATION, STANDING AND CORPORATE POWER.
   Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror has not engaged in any business since it was incorporated other than in connection with its organization and the transactions contemplated by this Agreement.

        SECTION 3.2 AUTHORITY; NONCONTRAVENTION. Acquiror has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror. This Agreement has been duly executed and delivered by and, assuming this Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of Acquiror, enforceable against it in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with or violate any of the provisions of the Certificate of Incorporation or By-Laws of Acquiror, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, subject, in the case of clauses (ii) and (iii), to those conflicts, breaches, defaults and similar matters, which, individually or in the aggregate, would not materially and adversely affect Acquiror's ability to consummate the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Acquiror in connection with the execution and delivery of this Agreement by Acquiror or the consummation by Acquiror of any of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (ii) the filing of the certificate of merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of the other states in which the Company is qualified to do business, and (iii) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.4 of the Disclosure Schedule.

        SECTION 3.3 FINANCING. Acquiror has delivered to the Company true and correct copies of letters from PNC Bank and PNC Equity Management Corp (collectively, the "Lenders"), stating Lenders' interest in providing the debt financing ("Financing") which, together with equity to be obtained by Acquiror will be in an amount necessary to pay the Merger Consideration and consummate the transactions contemplated hereby, subject to the negotiation, preparation and execution of binding financing commitments with respect to the Financing ("Financing Commitments"), and to the fulfillment of the conditions precedent to be contained in the Financing Commitments.

        SECTION 3.4 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Acquiror directly with the Company, without the intervention of any person on behalf of Acquiror in such manner as to give rise to any valid claim by any person against Acquiror, the Company or any Subsidiary for a finder's fee, brokerage commission, or similar payment.

                                  ARTICLE 4

                            ADDITIONAL AGREEMENTS

        SECTION 4.1  PREPARATION OF PROXY STATEMENT.

             Section 4.1.1 PROXY STATEMENT. As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company will use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, the Company reserves the right to use an Information Statement in lieu of the Proxy Statement if it determines to obtain the approval of this Agreement and the Merger by means of a written consent procedure in lieu of a vote at the Stockholders Meeting (as defined in Section 4.2).

             Section 4.1.2 COMPANY INFORMATION. The Company agrees that none of the information supplied or to be supplied by the Company specifically for inclusion in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respect with the requirements of the Exchange Act and the rules and regulations thereunder.

             Section 4.1.3 ACQUIROR INFORMATION. Acquiror agrees that none of the information supplied or to be supplied by Acquiror specifically for inclusion in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        SECTION 4.2 MEETING OF STOCKHOLDERS. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to convene a meeting of its stockholders (the "Stockholders Meeting") to consider and vote upon the approval of this Agreement and the Merger. Subject to Section 4.7 hereof, the Company will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Merger. Without limiting the generality of the foregoing, the Company agrees that, subject to its right to terminate this Agreement pursuant to Section 7.1(vi), its obligations pursuant to the first sentence of this
   Section 4.2 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 4.6) or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. The Company will use its reasonable efforts to hold the Stockholders Meeting as soon as practicable after the date hereof. Notwithstanding anything in this Agreement to the contrary, the Company reserves the right to obtain the approval of this Agreement and the Merger by means of a written consent procedure in lieu of a vote at the Stockholders Meeting.

        SECTION 4.3 ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and to the officers, employees, accountants, counsel, financial advisors, financing sources and other representatives of Acquiror reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records. During such period, the Company shall furnish promptly to, upon request, a copy of (i) each SEC Document filed by it during such period, and (ii) all correspondence or written communication with any Governmental Entity which relates to the transactions contemplated hereby or which is otherwise material to the financial condition or operations of the Company and its Subsidiaries taken as a whole. Except as required by law, Acquiror will hold, and will cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from the Company in confidence to the extent required by, and in accordance with, the provisions of the letter dated August 18, 1997, between Acquiror and the Company (the "Confidentiality Agreement").

        SECTION 4.4 REASONABLE EFFORTS. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

        Notwithstanding any provision in this Agreement to the contrary, in connection with any filing or submission or other action required to be made or taken by either Acquiror or the Company to effect the Merger and to consummate the transactions contemplated hereby, neither Acquiror nor the Company shall, without the other's prior written consent, commit to any divestiture transaction, and neither Acquiror, the Company nor any of their affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company and its Subsidiaries or any material portions thereof.

        SECTION 4.5 PUBLIC ANNOUNCEMENTS. Acquiror and the Company will consult with each other before issuing, and shall provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement or the transactions contemplated hereby, except to the extent disclosure prior to such consultation, review and comment may be required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange.

        SECTION 4.6 ACQUISITION PROPOSALS. The Company shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, an

   Acquisition Proposal or (iii) enter into any agreement with respect to an Acquisition Proposal; provided, however, that nothing contained in this Section 4.6 shall prohibit the Company or the Board of Directors of the Company from furnishing non-public information to, or entering into discussions or negotiations with, any person or entity with respect to an unsolicited Acquisition Proposal if (but only if), (a) the Board determines reasonably and in good faith, after due investigation and after consultation with and based upon the advice of its outside financial advisor, that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal (as defined below); (b) the Board determines reasonably and in good faith, after due investigation and after consultation with and based upon the advice of outside counsel, that the failure to take such action would cause the Board to violate its fiduciary duties to stockholders under applicable law and (c) the Company (x) provides at least two business days' notice to Acquiror to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement substantially similar to the Confidentiality Agreement, except that such confidentiality agreement need not prohibit such person or entity from making an unsolicited Acquisition Proposal directly and privately to the Board of Directors of the Company. In the event that the Company executes such a confidentiality agreement, the Confidentiality Agreement shall automatically be amended to provide Acquiror with the right to make an unsolicited Acquisition Proposal directly and privately to the Board of Directors of the Company. Notwithstanding anything in this Agreement to the contrary, the Company shall promptly advise Acquiror orally and in writing of the receipt by it (or by any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal or any inquiry which could reasonably lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person or entity making any such Acquisition Proposal, provided that the Company shall have no obligation to disclose the identity of such person or entity if such disclosure would violate the terms of any agreement with such person or entity, or the Board of Directors, after consultation with and based upon the advice of outside counsel, concludes in good faith that such disclosure would violate its fiduciary duties. The Company agrees that it will fully enforce (including by way of obtaining an injunction), and not waive any provision of, any confidentiality agreement to which it is a party. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any significant Subsidiary or any purchase of all or any significant portion of the assets or capital stock of the Company or any significant Subsidiary or any other business combination (including without limitation the acquisition of an equity interest therein) involving the Company other than the transactions contemplated hereby; and "Superior Proposal" means an Acquisition Proposal which the Board believes in good faith, after due investigation (taking into account, among other things, the financing terms and the likelihood of consummation) and based upon the advice of its outside legal and financial advisors, is more favorable to the Company's stockholders from a financial point of view than the Merger.

        SECTION 4.7 FIDUCIARY DUTIES. The Board of Directors of the Company shall not (i) withdraw or modify the approval or recommendation by such Board of Directors of this Agreement or the Merger, or (ii) approve or recommend an Acquisition Proposal, unless the Company receives an unsolicited Acquisition Proposal in accordance with Section 4.6 and the Board of Directors of the Company determines in good faith, after due investigation and after consultation with and based upon the advice of outside counsel, that the failure of the Board of Directors to withdraw or modify its approval or recommendation of this Agreement or the Merger, or approve or recommend such Acquisition Proposal would cause the Board to violate its fiduciary duties to stockholders under applicable law. Nothing contained in this Section 4.7 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith judgment of the Board of Directors of the Company based on advice of outside counsel, is required under applicable law; provided that the Company does not withdraw or modify its position with respect to the Merger or approve or recommend an Acquisition Proposal, except under the circumstances described in the immediately preceding sentence and on two business days' notice to Acquiror to the effect that it is taking such action. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 4.7 shall not constitute a breach of this Agreement by the Company.

        SECTION 4.8 FILINGS; OTHER ACTION. As promptly as practicable after the date of this Agreement, (i) the Company and Acquiror shall make all filings and submissions under the HSR Act, and (ii) the Company and Acquiror shall cooperate in all reasonable respects with each other in (a) determining if other filings are required to be made prior to the Effective Time with, or if other material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (b) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations. In connection with the foregoing, the Company will provide Acquiror, and Acquiror will provide the Company, with copies of correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Each of Acquiror and the Company acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances, consents, approvals, waivers or similar third party actions which are material to the consummation of the transactions contemplated hereby, and each of Acquiror and the Company agree to take such action as is reasonably necessary to complete such notifications and obtain such clearances, approvals, waivers or third party actions.

        SECTION 4.9 INDEMNIFICATION. (i) From and after the Effective Time, the Surviving Corporation will indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or such Subsidiary would have been permitted under applicable law and the Certificate of Incorporation or By-Laws of the Company or such Subsidiary in effect on the date hereof to indemnify such person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

        (ii) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in all material respects to the Indemnified Parties) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by the Company for such insurance.

        (iv) The provisions of this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives, and shall be binding on all successors and assigns of the Surviving Corporation.

        SECTION 4.10 FAILURE TO CLOSE. If this Agreement is terminated for any reason pursuant to Article 7, the parties agree that for a period of two (2) years from the date of termination, Acquiror and its Subsidiaries will not solicit for employment any officer or employee of the Company or its Subsidiaries.

        SECTION 4.11 FINANCING COMMITMENTS. Promptly following the date of this Agreement, Acquiror will use its reasonable efforts to (i) negotiate, execute and deliver the Financing Commitments with the Lenders or such other reputable financing sources reasonably acceptable to the Company, (ii) satisfy the covenants and the conditions included in the Financing Commitments and (iii) obtain the proceeds of the Financing.

                                  ARTICLE 5

          COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

        SECTION 5.1 CONDUCT OF BUSINESS BY THE COMPANY. Except as contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep in full force and effect their Licenses, keep available the services of their current key officers, employees and agents, and preserve the goodwill of regulators or those engaged in material business relationships with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of the Subsidiaries to, without the prior consent of
   Acquiror:

             (i) adopt or propose any change to its Certificate of Incorporation or By-Laws;

             (ii) (a) declare, set aside or pay any dividends on, or make any other distributions with respect to, any of the Company's outstanding capital stock, other than regular quarterly cash dividends not in excess of $.08 per Common Share so long as the Common Shares remain outstanding, in accordance with usual record and payment dates and in accordance with the Company's present dividend policy (except that no dividends shall be declared, set aside or paid prior to July 31, 1998), (b) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests of the Company other than the Stock Options to be purchased as contemplated by Section 1.11 above and as may be necessary to fund matching contributions under the Company's 401(k) plan;

             (iii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than upon the exercise of Stock Options outstanding on the date of this Agreement;

             (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division or acquire any material assets or make any investment in any person or enter into any reorganization;

             (v) take any action that, if taken prior to the date of this Agreement, would have been required to be disclosed in Section
        2.6 of the Disclosure Schedule or that would otherwise cause any of the representations and warranties contained in Article 2 not to be true and correct in all material respects at any time;

             (vi) sell, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets that are material to the Company and its Subsidiaries taken as a whole, except in the ordinary course of business;

             (vii) (a) except for the dollar amount required to cancel and cash out the Stock Options as contemplated by Section 1.11 above, incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly-owned Subsidiary of the Company or enter into any agreement for indebtedness or (b) make any loans or advances to any other person, other than to the Company, or to any direct or indirect wholly-owned Subsidiary of the Company and other than routine advances in the ordinary course of business to employees or agents;

             (viii) make any tax election or settle or compromise any income tax liability that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole;

             (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

             (x) except in the ordinary course of business, modify, amend or terminate, or waive, release or assign any material rights or claims under any material agreement, permit, concession, franchise, license or similar instrument to which the Company or any Subsidiary is a party;

             (xi) authorize any of, or commit or agree to take any of the foregoing actions;

             (xii) make any capital expenditures other than as contemplated by the Company's annual budget;

             (xiii) (a) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any Benefit Plan, or increase in any manner, the compensation or fringe benefits, or otherwise extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of the Company or any of its Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its Subsidiaries; (b) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment with any director or officer or other employee other than in the ordinary course of business consistent with past practice; or (c) deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations or obligations to directors;

             (xiv) make any changes in accounting methods, except as required by law, rule, regulation, the SEC or GAAP; or

             (xv) enter into any agreement or arrangement with any Affiliate (other than wholly owned Subsidiaries). As used in this Agreement, the term "Affiliate," shall mean, as to any person, any other person which directly or indirectly controls, or in under common control with, or is controlled by, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

        SECTION 5.2 MANAGEMENT OF THE COMPANY AND SUBSIDIARIES. The Company shall, from the date of this Agreement through the Effective Time, cause its management and that of the Subsidiaries to consult on a regular basis and in good faith with the employees and representatives of Acquiror concerning the management of the Company and its Subsidiaries' businesses.

        SECTION 5.3 CONDUCT OF BUSINESS BY ACQUIROR. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Acquiror shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business except where the failure to do so would not adversely affect Acquiror's ability to pay the Merger Consideration.

        SECTION 5.4 OTHER ACTIONS. The Company and Acquiror shall not, and shall not permit any of their respective subsidiaries to, take or omit to take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue in any material respect at any time or (ii) any of the conditions of the Merger set forth in Article 6 not being satisfied.

        SECTION 5.5 NOTIFICATION. The Company shall give prompt notice to Acquiror and Acquiror shall give prompt notice to the Company of
   (i) the occurrence, or non-occurrence of any event whose occurrence or non-occurrence would reasonably be expected to cause (a) any representation or warranty contained in this Agreement which is qualified as to materiality or Material Adverse Effect to be untrue or inaccurate at any time from the date hereof to the Effective Time, (b) any other representation or warranty made contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, or (c) any condition set forth in Article 6 to be unsatisfied at any time from the date hereof to the Effective Time, and (ii) any failure of the Company, or Acquiror, as the case may be, to comply with or satisfy in any material respect any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the right of such party to terminate this Agreement.


                                  ARTICLE 6

                            CONDITIONS PRECEDENT

        SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

             Section 6.1.1 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by an affirmative vote of the holders of the requisite number of shares present, in person or by proxy, and entitled to vote on the Merger at the Stockholders Meeting.

             Section 6.1.2 GOVERNMENTAL AND REGULATORY CONSENTS. The Company and Acquiror shall have made all such filings, and obtained such authorizations, consents, or approvals required by any Governmental Entity to consummate the transactions contemplated hereby; provided, however that such authorizations, consents or approvals shall impose no conditions that could reasonably be expected to have a Material Adverse Effect.

             Section 6.1.3  HSR ACT. The waiting period (and any
        extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.

             Section 6.1.4 NO PROCEEDINGS. No proceeding shall have been commenced and be continuing, seeking to restrain or enjoin the consummation of the Merger.

             Section 6.1.5 FINANCING. Acquiror shall have obtained the proceeds of the Financing contemplated by the Financing
        Commitments.

        SECTION 6.2 CONDITIONS TO OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to effect the Merger are further subject to the following conditions:

             Section 6.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and (except to the extent specifically given as of an earlier date) on and as of the Closing Date as though made on the Closing Date, and the Company shall have delivered to Acquiror a certificate dated as of the Closing Date signed by an executive officer to the effect set forth in this Section 6.2.1.

             Section 6.2.2 PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have delivered to Acquiror a certificate dated as of the Closing Date signed by an executive officer to the effect set forth in this
        Section 6.2.2.

             Section 6.2.3. THIRD PARTY APPROVALS. All authorizations, consents and approvals of any third party required to be obtained by the Company which, if not obtained, would have a Material Adverse Effect, shall have been obtained and shall be in full force and effect.

             Section 6.2.4 NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, no event, effect or change shall have occurred which has had or which would reasonably be expected to have a Material Adverse Effect, and the Acquiror shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company to such effect.

        SECTION 6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the following conditions:

             Section 6.3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquiror contained in this Agreement shall be true and correct on the date hereof and (except to the extent specifically given as of an earlier date) on and as of the Closing Date as though made on the Closing Date, and Acquiror shall have delivered to the Company a certificate dated as of the Closing Date, signed by an executive officer and to the effect set forth in this Section 6.3.1.

             Section 6.3.2 PERFORMANCE OF OBLIGATIONS OF ACQUIROR. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror shall have delivered to the Company a certificate dated as of the Closing Date, signed by an executive officer and to the effect set forth in this Section 6.3.2.

                                  ARTICLE 7

                      TERMINATION, AMENDMENT AND WAIVER

        SECTION 7.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

             (i)  by mutual written consent of Acquiror and the Company;

             (ii) by either Acquiror or the Company:

                  (a) if, upon a vote at a duly held Stockholders
             Meeting, this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Stockholders Meeting;

                  (b) if the Merger shall not have been consummated on or
             before July 31, 1998; provided, that either party may terminate this Agreement on or after such earlier date on which it can be reasonably determined that it will be impossible to consummate the Merger by July 31, 1998; and provided, further, that the party seeking to terminate this Agreement pursuant to this Section 7.1(ii)(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused or contributed to the failure to consummate the Merger by July 31, 1998;

                  (c) if any Governmental Entity shall have issued an
             order, decree or ruling or taken any other action, or there shall be enacted any law having the effect of, permanently enjoining, restraining or otherwise prohibiting, or making illegal the Merger and such order, decree, ruling or other action shall have become final and nonappealable, provided the party seeking to terminate this Agreement under this clause (c) shall have used reasonable efforts to remove or overturn such order, decree, ruling or other action; or

                  (d) if, on or before April 10, 1998, Acquiror has not
             delivered to the Company executed Financing Commitments providing that the Financing is subject only to conditions substantially similar to the conditions set forth in Sections 6.1 and 6.2, and such other commercially reasonable conditions as may be required by the Lenders or such other reputable financing sources reasonably acceptable to the Company (which conditions shall be reasonably acceptable to the Company), and to definitive documentation;

             (iii) by the Company, upon a material breach of any representation or warranty of Acquiror or Acquiror fails to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of Acquiror shall be or become untrue in any material respect, which breach or non-compliance is not curable or, if curable, is not cured by Acquiror within 30 days after written notice of such breach or non-compliance from the Company;

             (iv) by Acquiror, upon a material breach of any representation, or warranty of the Company or the Company fails to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of the Company shall be or become untrue in any material respect, which breach or non-compliance is not curable or, if curable, is not cured by the Company within 30 days after written notice of such breach or non-compliance from Acquiror;

             (v) by Acquiror, at any time before 5:00 p.m. Chicago time on April 10, 1998 if Acquiror shall determine in good faith that it is not satisfied with the results of its due diligence investigation of the Company; provided, however, that Acquiror must advise the Company orally and in writing of any such determination prior to terminating this Agreement pursuant to this Section 7.1(v);

             (vi) by the Company, if the Board determines to enter into and enters into a definitive agreement providing for a Superior Proposal which was obtained consistent with Section 4.6; provided, however, that the Company shall have no right to terminate this Agreement under this Section 7.1(vi) unless (a) the Company has provided Acquiror with written notice of the material terms of the Superior Proposal at least two business days prior to such termination, and (b) the Company simultaneously pays to Acquiror the Termination Penalty (as defined herein) required under Section 7.2(ii); or

             (vii) by Acquiror, if: (a) the Board shall have taken any action contemplated by Section 4.7, (b) a tender offer or exchange offer for 30% or more of the Common Shares of the Company is commenced, and the Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholder within the time period required by Section 14e-2 of the Exchange Act (the taking of no position by the expiration of such period with respect to the acceptance of such tender offer or exchange offer by its stockholders constituting such a failure), (c) the Company shall have intentionally breached any of its covenants or agreements in Section 4.6, or (d) after April 10, 1998 there shall be pending any proceeding seeking material damages on account of the consummation of the Merger which Acquiror determines in good faith, after due investigation and consultation with counsel representing the Company in such proceeding, could reasonably be expected to result in the Company incurring a material amount of damages or expenses, after taking into account applicable insurance coverage; provided, however, Acquiror shall not then be in material breach of its obligations under this Agreement.

        SECTION 7.2 EFFECT OF TERMINATION. (i) In the event of termination of this Agreement by either the Company or Acquiror as provided in Section 7.1, except as provided below in Section 7.2(ii),
   (iii) or (iv), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquiror or the Company, other than the last sentence of Section 4.3 and Sections
   7.2 and 10.2. Nothing contained in this Section shall relieve any party from any liability resulting from any material breach of the representations, warranties, covenants or agreements set forth in this Agreement.

        (ii) In the event of termination of this Agreement by the Company pursuant to Section 7.1(vi) or by Acquiror pursuant to Section 7.1(vii)(a) or (b), the Company shall (a) pay Acquiror $2,500,000 in cash as liquidated damages and not as a penalty, immediately upon such termination, in same-day funds (the "Termination Payment"), by wire transfer to an account designated by Acquiror; provided however, that the Termination Payment shall be $2,000,000 if such termination occurs on or before April 10,1998; and (b) reimburse Acquiror for its out-of-pocket costs and expenses reasonably incurred and due to third parties in connection with this Agreement and the transactions contemplated thereby (including fees and disbursements of counsel, accountants, financial advisors and consultants, commitment fees, due diligence expenses, travel costs, filing fees and similar fees, all of which shall be conclusively established by vouchers or other statements therefor) (collectively, "Covered Expenses"), up to a maximum of $500,000, by wire transfer of same-day funds to an account designated by Acquiror, immediately following receipt and verification of the Covered Expenses set forth in such vouchers or other statements.

        (iii) The Company shall pay Acquiror the Termination Payment (less the amount, if any, of Covered Expenses paid under Section 7.2(iv) in excess of $500,000) if: (x) this Agreement is terminated pursuant to Section 7.1(ii)(a), AND (y) the Company, within twelve
   (12) months from the date of this Agreement, enters into a written agreement to effect an Acquisition Proposal with, or an Acquisition Proposal is made by, a party other than Acquiror or any of its subsidiaries, AND (z) in each such case the Acquisition Proposal is thereafter consummated within such twelve-month period. The Termination Payment contemplated by the prior sentence shall be paid in same-day funds by wire transfer to an account designated by Acquiror on the earlier of the consummation of such Acquisition Proposal or within sixty (60) days after a meeting at which the stockholders of the Company approve such Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, the Termination Payment, if payable, shall be paid only once and shall be Acquiror's sole and exclusive remedy hereunder for the termination of the Agreement under the circumstances in which the Termination Payment is paid (regardless of any breach of this Agreement), except for the reimbursement of Acquiror's Covered Expenses, and upon such delivery of the Termination Payment to Acquiror, no person shall have any further claim or rights against the Company under this Agreement with respect thereto; provided, however that this sentence shall not apply to and shall in no way restrict the right of Acquiror to assert a counterclaim in response to any action brought by the Company against Acquiror with respect to such events. The Company shall reimburse Acquiror for all costs incurred in connection with the collection of the Termination Payment and the Covered Expenses under this Agreement.

        (iv) In the event of (x) termination of this Agreement pursuant to Section 7.1(ii)(a), or (y) termination of this Agreement pursuant to Section 7.1(iv) based solely on the Company's intentional breach of a representation or warranty or intentional non-compliance of a covenant, the Company shall reimburse Acquiror for its Covered Expenses up to a maximum of $1,100,000, by wire transfer of same-day funds to an account designated by Acquiror, immediately following receipt and verification of the Covered Expenses set forth in Acquiror's vouchers or other statements. In the event of termination of this Agreement by Acquiror pursuant to Section 7.1 (vii)(d), the Company shall reimburse Acquiror for one-half of its Covered Expenses up to a maximum obligation of the Company of $350,000, by wire transfer of same-day funds to an account designated by Acquiror, immediately following receipt and verification of the Covered Expenses set forth in Acquiror's vouchers or other statements.

        SECTION 7.3 AMENDMENT. Subject to the applicable provisions of the Delaware Code, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made which reduces the amount of the Merger Consideration payable in the

   Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        SECTION 7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to
   Section 7.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        SECTION 7.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require in the case of Acquiror or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE 8

                           SURVIVAL OF PROVISIONS

        SECTION 8.1 SURVIVAL. The representations and warranties respectively made by the Company, Acquiror in this Agreement, or in any certificate, respectively, delivered by the Company, Acquiror pursuant to Section 6.2 or Section 6.3 hereof, will terminate upon the Closing and be of no further force or effect.

                                  ARTICLE 9

                                   NOTICES

        SECTION 9.1 NOTICES. Any notice or communication given pursuant to this Agreement must be in writing and will be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), or, if transmitted by facsimile, or if delivered by courier, as follows:

        If to the Company, to:

             Portec, Inc.
             M. T. Yonker
             Chief Executive Officer and President
             100 Field Drive
             Lake Forest, IL 60045
             Telecopy: (847) 735-2828

        with a copy to:

             Schiff Hardin & Waite
             233 South Wacker Drive
             Suite 7300
             Chicago, Illinois 60606
             Attention: Robert J. Regan, Esq.
             Telecopy: (312) 258-5600

        If to Acquiror, to:

             c/o Code Hennessy & Simmons LLC
             10 South Wacker Drive
             Suite 3175
             Chicago, Illinois 60606
             Attention: Thomas J.  Formolo
             Telecopy: (312) 876-3854

        with copies to:

             Altheimer & Gray
             10 South Wacker Drive
             Suite 4000
             Chicago, Illinois 60606
             Attention:   Mark T. Kindelin, Esq.
             Telecopy: (312) 715-8400

   All notices and other communications required or permitted under this agreement that are addressed as provided in this Section 9.1 will, whether sent by mail, facsimile, or courier, be deemed given upon the first Business Day after actual delivery to the addressed destination to which such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such party or by facsimile confirmation). Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof. For purposes of this Section 9.1, "Business Day" shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in Chicago, Illinois are authorized or obligated to close under the laws of Illinois.

                                 ARTICLE 10

                                MISCELLANEOUS

        SECTION 10.1 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior communications, agreements, understandings, representations, and warranties whether oral or written between the parties hereto. There are no oral or written agreements, understandings, representations, or warranties between the parties hereto with respect to the subject hereof other than those set forth in this Agreement and the Confidentiality Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall control.

        SECTION 10.2 EXPENSES. Except as otherwise provided in this Agreement, the Company and Acquiror each will pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby except that the expenses incurred in connection with the printing, mailing and distribution of the Proxy Statement (or an Information Statement in lieu thereof) shall be borne equally by the Company and Acquiror. Notwithstanding anything in this Agreement to the contrary, the Company covenants and agrees that, assuming the Closing Date occurs on or before July 31, 1998, the fees and expenses of the Company incurred in connection with this Agreement and the Merger shall not exceed $1,100,000 in the aggregate, and all such fees and expenses shall have been accrued or paid as of the Effective Time.

        SECTION 10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 10.4 NO THIRD PARTY BENEFICIARY. Except as otherwise specifically provided in Section 4.9, this Agreement is not intended and may not be construed to create any rights in any parties other than the Company and Acquiror and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

        SECTION 10.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State.

        SECTION 10.6 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, such consent not to be unreasonably withheld and any such assignment that is not consented to shall be null and void, except that Acquiror shall have the right to assign this Agreement to affiliate of J. Richard Industries, L.P. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

        SECTION 10.7 DISCLOSURE SCHEDULE. The Company shall have the right to amend or supplement the Disclosure Schedule at any time prior to April 10, 1998, provided no such amendment or supplement shall be deemed to cure or otherwise alter or change any representation or warranty of the Company made as of the date hereof. If the amended or supplemented disclosure (if originally made at the closing in the certificate required by Section 6.2.1) would excuse Acquiror from performing its obligations under this Agreement or otherwise permit Acquiror to terminate this Agreement, Acquiror may then elect to terminate this Agreement. If Acquiror does not terminate this Agreement within five (5) days after receipt of such amended or supplemented disclosure, Acquiror will be deemed to have waived the right to terminate this Agreement on the basis of such amended or supplemented disclosure.

        SECTION 10.8 ENFORCEMENT OF THIS AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

        SECTION 10.9 HEADINGS, GENDER, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires,
   (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) all references to "dollars" or "$" refer to currency of the United States of America;
   (f) the term "person" shall include any natural person, corporation, limited liability company, general partnership, limited partnership, or other entity, enterprise, authority or business organization; and
   (g) the term "or" is disjunctive but not necessarily exclusive.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Company and Acquiror effective as of the date first written above.


                                           MHD ACQUISITION CORP.


                                           By:  /s/  THOMAS J. FORMOLO
                                              ----------------------------

                                           Name:  Thomas J. Formolo
                                           Its:  Vice President

                                           PORTEC, INC.


                                           By:  /s/  M. T. YONKER
                                              ----------------------------

                                           Name:  M. T. Yonker
                                           Its:  Chief Executive Officer
                                           and President